Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                 Three months ended       Nine months ended
                                      June 30                  June 30
(Dollars in thousands)           1998         1997        1998         1997
--------------------------------------------------------------------------------
Income before taxes           $177,131    $158,274     $524,590    $439,613
Add fixed charges:
    Interest expense           10,932       10,869      29,897       35,930
    Interest factor on
      rent                      3,127        2,330       8,957        6,759
                              --------------------------------------------------
Total fixed charges           $14,059      $13,199     $38,854      $42,689
                              --------------------------------------------------

Earnings before fixed
  charges and taxes
    on income                $191,190     $171,473    $563,444     $482,302
                              ==================================================

Ratio of earnings to
  fixed charges                 13.6         13.0        14.5         11.3